U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


---------------------------------------- ------------------------- ------------------- --------------------------------------------
1. Name and Address of Reporting Person  2. Issuer Name and Ticker 6. Relationship of Reporting Person to Issuer
                                         or Trading Symbol DLNZ         (Check all applicable)
                                                                       _X__ Director
                                                                       _X __ 10% Owner
                                                                       _X_ Officer  (give title below)
                                                                       _____Other  (specify below)




                                                                        _________________________
---------------------------------------- --------------------------------------------- --------------------------------------------
---------------------------------------- --------------------------------------------- --------------------------------------------
       (Last)                            3. IRS or Social Security    4. Statement for Month /
(First)                    (Middle)      Number                       Year
Roger Fidler                L.             of Reporting Person          March 1999
                                       (Voluntary)
----------------------------------------                              ----------------------------- -------------------------------
---------------------------------------- ---------------------------- ----------------------------- -------------------------------
                         (Street)                                     5. if Amendment, Date of
400 Grove St                                                            Original (Month / Year)
---------------------------------------- ---------------------------- ----------------------------- -------------------------------
---------------------------------------- ------------------------------------------------------------------------------------------
     (City)
(State)                       (Zip)                        Table I - Non-Derivative Securities Acquired, Disposed of, or
Glen Rock,         NJ         07452                                                               Beneficially Owned
--------------------- -------------------------------------------------------------------------------------------------------------
--------------------- -------------- ----------- ----------------------------------- ------------------ ------------ -------------
1. Title of Security  2.             3.          4. Securities Acquired (A) or       5. Amount of       6. Ownership      7. Nature
    (Instr. 3)        Transaction    Trans-actionDisposed of (D)  (Instr. 3, 4,      Securities         Form : Direct    of Indirect
                      Date (Month    Code        and 5)                              Beneficially Owned  (D) or Indirect  Beneficial
                      / Day / Year)  (Instr. 8)                                      at End of Month     (I)  (Instr. 4)  Ownership
                                                                                      (Instr. 3 and 4)                    (Instr. 4)
--------------------- -------------- ----------- ----------------------------------- ------------------ ---------------- -----------
--------------------- -------------- ------- --- ------------- ------- ------------- ------------------ ---------------- -----------
                                     Code    V   Amout         (A)     Price
                                                               or (D)
--------------------- -------------- ------- --- ------------- ------- ------------- ----------------- ---------------- ------------
--------------------- -------------- ------- --- ------------- ------- ------------- ----------------- ---------------- ------------
Common Stock          1/22/99        J           5,000          A      $2,050         5,961,000                  D
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Common Stock          1/25/99        J           5,000          A      $1,400                  D
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Common Stock          2/1/99         J           10,000         A      $2,500                  D
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Common Stock          2/2/99         J           5,000          A      $1,200                  D
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


Table II - Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
(e.g. puts, calls, warrants, options, covertible securities)

----------- ------------ --------- ---------- ------------- ------------ ------------- ------------- ----------- ---------- --------
1.Title of  2.Conversion 3.Trans-  4.Trans-    5.Number of  6. Date      7.Title and   8. Price of   9.Number    10.        11.
Derivative      or         action    action    Derivative    Exercisable   Amount of     Derivative  of          Ownership  Nature
Security       Exercise    Date      Code      Securities    and Date      Underlying     Security   Derivative  Form of      of
(Instr. 3)     Price of    (Month    (Instr.   Acquired (A)  Expiation     Securities    (Instr. 5)  Securities  Derivative Indirect
              Derivative   /Day/     8)        or Disposed   (Month        (Instr. 3                 Beneficially  Security:   Bene
              Security     Year)               of (D) and    /Day/          and 4)                   Owned at    Direct      ficial
                                               Instr. 3, 4,  Year)                                   End of      (D) or   (Ownership
                                               and 5)                                                Month       Indirect  Instr.4)
                                                                                                     (Instr.     (I)
                                                                                                     4)          (Instr.
                                                                                                                  4)

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                                                              Date  Expir Title Amount/
                                 Code   V     (A)       (D)   Exer  ation        #of
                                                             cisabl Date        Shares

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

Explanation of Responses






For Scantek
By: /s/ Roger Fidler          3/3/99
Signature of Reporting Person Date

** Intentional Misstatements or omissions of facts constitute Federal Criminal Violations ** See
18 U.S.C. 1001 and 15 U.S.C. 78ff(a).